Exhibit 10.1

August 3, 2011

ANTs software inc.
Attn: Joseph M. Kozak
1031 Cambridge Square, Suite F
Alpharetta, GA 30009

Ladies and Gentlemen:

This letter sets forth the agreement of Constantin Zdarsky (the “Investor”) and ANTs software inc. (the “Company”) with respect to the proposed investment by the Investor in the Company.  In particular, the Investor and the Company hereby agree as follows:

1.           Initial Investment.  Subject to the fulfillment of the conditions listed in Section 2 of this letter agreement, on August 1, 2011, the Investor will purchase and the Company will issue and sell One Million Six Hundred Thousand (1,600,000) Units for a purchase price of $160,000 ($0.10 per Unit) (where each Unit consists of one (1) share of the Company’s common stock (“Common Stock”) and one (1) warrant for the purchase of one share of Common Stock with an exercise price of $0.12 per share and a duration of 24 months from the date of issue, with such subscription to be as set forth in the Subscription Agreement of even date herewith.

2.           Conditions to Initial Investment.  The obligation of the Investor to make the initial investment set forth in Section 1 above is subject to the prior fulfillment of the following conditions:

(a)           No court or regulatory agency of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statue, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which prohibits or otherwise makes illegal consummation of the transactions contemplated by this letter agreement.

(b)           No investigation, action, suit or proceeding by any regulatory agency, and no action, suit or proceeding by any other person, shall be pending on the closing date which challenges or might reasonably be expected to result in a challenge to, this letter agreement, the transactions contemplated by this letter agreement, or which claims might reasonably be expected to give rise to a claim for, damages in a material amount as a result of the consummation of the transactions contemplated hereby.

(c)           The approval of the Company’s Board of Directors of this letter agreement;

(d)           The accuracy of the Company’s representations and warranties set forth in the Subscription Agreement and this letter agreement; and

(e)           All actions and proceedings to be taken by the Company in connection with the transactions contemplated by this letter agreement and all documents incident thereto shall be satisfactory in form and substance to the Investors and their counsel and the Investors and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

3.           Second Investment.                                Subject to the fulfillment of the conditions listed in Section 4 of this letter agreement, the Investor shall have the option, at any time prior to September 30, 2011, to purchase from the Company an additional One Million Seven Hundred Thousand (1,700,000) Units, at a price of $0.10 Unit ($170,000 total) and on the same terms as provided in Section 1 above.  The Investor may exercise the option by delivering written notice of exercise to the Company on or before September 30,  2011. The purchase shall be consummated within five (5) business days of the delivery of the investor’s notice.

4.           Conditions to Second Investment.  The right of the Investor to make the second investment set forth in Section 3 above is the prior consummation of the transactions described in Section 1.

5.           Third Investment.                                Subject to the fulfillment of the conditions listed in Section 6 of this letter agreement, the Investor shall have the option, at any time prior to September 30, 2011,to purchase from Company an additional One Million Seven Hundred Thousand (1,700,000) Units, at a price of $0.10 Unit ($170,000 total) and on the same terms as provided in Section 1 above.  The Investor may exercise the option by delivering written notice of exercise to the Company on or before September 30, 2011. The purchase shall be consummated within five (5) business days of the delivery of the investor’s notice..

6.           Conditions to Third Investment.  The right of the Investor to make the third investment set forth in Section 5 above is subject to the prior consummation of the transactions described in Section 3.

7.           Closing.

(a)           The closing of each investment (each, a “Closing”) shall occur on the date provided in Section 1, 3 and 5 respectively (each, “Closing Date.”)

(b)           At each Closing, the Company will deliver to the Investor:

(i)          certificates representing the shares of Common Stock to be issued;

(ii)          warrants to be issued to the Investor;

(c)           At each Closing, the Investor will deliver to the Company the purchase price for the Units.

8.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor as of the date hereof and as of the date of each investment as follows:

(a)           Organization, Standing and Authority.  The Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company has the power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets.

(b)           Authority.  The Company has full power and authority to execute this letter agreement and to consummate the transactions contemplated by this letter agreement.  This letter agreement has been authorized by all necessary action of the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(c)           Capitalization.  The authorized capital stock of the Company, the outstanding equity securities of the Company, and all outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company are accurately described in the Company’s annual report on Form 10-K (as amended) and as subsequently disclosed on the Company’s Form 10-Q for the quarter ended March 31, 2011, or as previously disclosed in a Current Report on Form 8-K and excepting the 1,000,0000 shares of common stock issued to Ironridge Global IV, Ltd. on July 29, 2011 pursuant to that certain Stipulation for Settlement of Claims (the “Stipulation”) filed by the Company and Ironridge in the Superior Court for the State of California, County of Los Angeles (Case No. BC466223) on July 29, 2011 in settlement of claims purchased by Ironridge from certain creditors of the Company in the aggregate amount equal to $254,634 (the “Claim Amount”), plus interest, attorneys fees and costs.  Pursuant to the Stipulation, the Company was required to issue and deliver 5,542,259 shares of Common Stock (the “Initial Issuance”), including 4,542,259 shares of Common Stock held by Ironridge that were delivered on July 1, 2011 and previously reported on the Company’s Current Report on Form 8-K, filed on July 6, 2011.

(d)           No Violation.  The execution, delivery and performance of this letter agreement and the consummation by the Company of the transactions contemplated hereby, does not and will not (i) violate or conflict with the organizational documents of the Company, and (ii) (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien upon any of the properties or assets of the Company under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or by which the Company may be bound, or to which the Company or any of its properties or assets may be subject, or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

(e)           Consent and Approvals.  No consent, approval or authorization of, or registration, qualification or filing with any federal, state, local or foreign regulatory agency or any other person is required to be made by the Company in connection with the execution, delivery or performance by the Company of this letter agreement or the consummation by the Company of the transactions contemplated hereby or thereby.

(f)           No Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) other than those listed set forth in its Form 10-Q for the quarter ended March 31, 2011, other than those arising since that date in the ordinary course of business and as previously disclosed in a Current Report on Form 8-K.

(g)           Commitments and Contracts.  The Company has filed with the Securities and Exchange Commission all material definitive agreements that the Company is required to file under the requirements of Section 13 or 15 of the Securities Exchange Act of 1934(each, a “Material Contract”).  Each of the Material Contracts is valid and binding on the Company, and in full force and effect; the Company is in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Material Contract; and (iii) as of the date hereof, to the Company’s knowledge, the Company has not received notice of any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Material Contract.

(h)           Litigation; Regulatory Action.  (1) No litigation, proceeding or controversy (“Litigation”) before any court, arbitrator, mediator or regulatory agency is pending against Company, and, to the knowledge of Company, no such Litigation has been threatened except for that Litigation and threatened litigation listed in the Company’s Form 10-Q for the quarter ended March 31, 2011 or as previously disclosed in a Current Report on Form 8-K or non-material Litigation; (2) the Company is not a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any regulatory agency; and (3) the Company has not received any notice (whether or not in writing) from any regulatory agency (i) that the Company has or may have violated any of the statutes, rule, regulations, or ordinances which such regulatory agency enforces, or has otherwise engaged in any unlawful business practice, or (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization.

(i)           Compliance with Laws.  The Company and its officers, employees, representatives, agents and independent contractors: (i) have complied in all material respects with all applicable statutes, laws, regulations, ordinances, rule, judgments, orders or decrees applicable to any of them; (ii) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all regulatory agencies that are required in order to permit them to own and operate their businesses and activities as presently conducted (all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of Company, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current); and (iii) are not aware of any pending or threatened investigation, review or disciplinary proceedings by any regulatory agency against any of them.

(j)           No Brokers.  The Company has not has engaged any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this letter agreement.

(k)           Accuracy of Information.  No representation or warranty of the Company contained in this letter agreement, and none of the statements or information concerning the Company contained in this letter agreement or the exhibits and the schedules hereto, or in any certificate or other document delivered to the Investor in connection with this letter agreement or the Transactions contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

9.           Covenants.

(a)           Efforts.  Subject to the terms and conditions of this letter agreement, each party hereto shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated herein on the Closing and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

(b)           Access, Information and Confidentiality.

(i)          From the date hereof, until the final closing date, the Company will permit the Investor to visit and inspect, at the Investor’s expense, the properties of the Company, to examine the corporate books and to discuss the affairs, finances and accounts of the Company with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request.

(ii)          Any investigation pursuant to this Section 9(b) shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (i) prohibited by applicable law or regulation, (ii) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent the Investor provides assurances reasonably acceptable to the Company that such information shall not be used by the Investor or its Affiliates to compete with the Company), or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company is a party or would cause a risk of a loss of privilege to the Company (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (iii) apply).

(iii)          Each party to this letter agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this letter agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.

(c)           Reservation for Issuance. The Company will reserve that number of shares of Common Stock sufficient for the issuance of shares under this letter agreement.

(d)           Registration Rights.  The Company shall be obligated to enter into a registration rights agreement on terms reasonably requested by the Investor, providing for “piggyback” registration rights.  In addition, if the Company’s common stock becomes eligible for registration on Form S-3 the Company will undertake to register the Common Stock purchased by Investor pursuant to this Agreement on Form S-3.  .

10.           Termination. This letter agreement may be terminated at any time prior to the closing of any investment upon the occurrence of any of the following events:

(a)           by mutual written consent of the Investor and the Company;

(b)           by the Investor or the Company, if any court or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this letter agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c)           by either the Investor or the Company, if the transactions contemplated by this letter agreement, have not been consummated by August 31, 2011 (other than due to the failure of the party seeking to terminate this letter agreement to perform its obligations under this letter agreement required to be performed at or prior to the applicable closing date);

(d)           by the Investor, if there has been any breach of any representation or warranty in this letter agreement by the Company, which breach cannot be or has not been cured within 10 days after the giving of written notice to the breaching party, or if the Company breaches in any material respect any covenant of the Company contained in this letter agreement and such breach cannot be or has not been cured within 10 days of the giving of written notice to the breaching party; and

(e)           by the Investor, if there has been any Material Adverse Event affecting the Company. The term “Material Adverse Event” shall mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance: (i) is, or is reasonably likely to result in, a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or (ii) does, or is reasonably likely to, prohibit, restrict or materially impede or have a material adverse effect on the ability of the Company to perform its obligations under this letter agreement or to consummate the transactions contemplated by this letter agreement.

(f)           Upon the occurrence of any Bankruptcy Event.  The term "Bankruptcy Event" means the occurrence of any of the following events: the Company: (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes unable to pay its debts in the ordinary course of business, its total liabilities exceed its total assets, or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an Order for relief or the making of an Order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 3 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) except as expressly provided for by this letter agreement, has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 3 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

11.           Survival And Indemnification.

(a)           Reliance on and Survival of Representations and Warranties.  All representations and warranties of the parties in this letter agreement, and in any certificates, documents or other agreements delivered in connection with this letter agreement shall be deemed to have been relied upon by the parties, notwithstanding any investigation heretofore or hereafter made by any party. Each of the representations and warranties contained herein shall survive the execution and delivery of this letter agreement and each closing indefinitely.

(b)           Indemnification.  The Company shall indemnify the Investor, and to hold him harmless against any loss which he may suffer, sustain or become subject to, as a result of or in connection with) a breach by the Company of any of its representations, warranties or covenants set forth in this letter agreement or any other agreement contemplated hereby or any certificate executed or delivered in connection with each closing of the transactions contemplated hereby.

12.           Miscellaneous.

(a)           Notices. Any notice or other communication under this letter agreement shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth on the signature page to this letter agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of registered U.S. mail, five days after deposit in the U.S. mail, or (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise.

(b)           Entire Agreement.  This letter agreement and the Schedules and Exhibits hereto contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

(c)           Assignment.  This letter agreement may not be assigned by any party without the written consent of all of the other parties.  Subject to the preceding sentence, this letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

(d)           Waiver and Amendment. Any representation, warranty, covenant, term or condition of this letter agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties at any time. No waiver by any party hereto, whether express or implied, of its rights under any provision of this letter agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this letter agreement. No failure by any party to take any action against any breach of this letter agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this letter agreement or to take action against such breach or default or any subsequent breach or default by such other party.

(e)           No Third Party Beneficiary.  Nothing expressed or implied in this letter agreement is intended, or shall be construed, to confer upon or give any person (including, without limitation, any employees of the Company) other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this letter agreement.

(f)           Severability.  In the event that any one or more of the provisions contained in this letter agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this letter agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

(g)           Costs and Expenses.  The Company shall promptly reimburse the Investor for all expenses that he may incur in connection with this letter agreement and transactions contemplated by this letter agreement.  The Company shall bear its own costs and expenses.

(h)           Headings.  The section and other headings contained in this letter agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this letter agreement.

(i)           Counterparts.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j)           Litigation; Prevailing Party.  In the event of any litigation with regard to this letter agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

(k)           Severability.  Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this letter agreement.

(l)           Descriptive Headings: Interpretation.  The descriptive headings of this letter agreement are inserted for convenience only and do not constitute a substantive part of this letter agreement. The use of the word "including" in this letter agreement shall be by way of example rather than by limitation.

(m)           Governing Law.  This letter agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without regard to any principles of conflicts of law that would give effect to the laws of another jurisdiction.

(n)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first written above.

/s/ Constantin Zdarsky
Constantin Zdarsky

ANTS software inc.
By:	/s/ Joseph Kozak
Name:	Joseph Kozak
Title:	President and Chief Executive Officer